Exhibit 99.1

SPAR Group Names James R. Segreto Chief Financial Officer

TARRYTOWN, N.Y., Dec. 17, 2007 (PRIME NEWSWIRE) -- SPAR Group, Inc. (Nasdaq:SGRP) today announced that James R. Segreto, vice president and controller, has been named chief financial officer and treasurer, succeeding Charles Cimitile, who resigned to accept a position with another company.

Segreto, 59, joined SPAR Group in 1997 as controller. He formerly served as chief financial officer of Supermarket Communications Systems, Inc., in Norwalk, CT. Segreto earned a master's degree in finance and a bachelor's degree in accounting from Iona College, in New Rochelle, NY. Cimitile, 53, was SPAR Group's chief financial officer since 1999.

"Jim Segreto is a highly experienced senior financial executive who understands our industry and knows our company extremely well," said Gary S. Raymond, SPAR Group's president and chief executive officer. "I am confident the transition will be smooth and look forward to the contributions he will make to the company in his new role. On behalf of our board of directors and management team, I extend best wishes to Charles Cimitile in his future endeavors and thank him for his years of service to SPAR Group."

About SPAR Group

SPAR Group, Inc., a diversified international marketing services company, provides a broad array of services to help manufacturers and retailers improve their sales, operating efficiency and profits at retail worldwide. Services include in-store merchandising and event staffing, RFID and other technology and research, covering all product classifications and all classes of trade, including mass market, drug store, electronic store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Australia, Latvia and New Zealand. For more information, visit SPAR Group's Web site, www.sparinc.com.

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CONTACT:	SPAR Group, Inc
James R. Segreto, Chief Financial Officer
(914) 332-4100

PondelWilkinson Inc.
Roger S. Pondel
(310) 279-5980